Exhibit 10.51
CONSTRUCTION LOAN AGREEMENT
The Grove Apartments located at 4301 West 24th Place, Lawrence, Douglas County, Kansas
     THIS AGREEMENT is made and entered into this 13th day of February, 2009, by and between CAMPUS CREST AT LAWRENCE, LLC, a Delaware limited liability company (the “Borrower”), and MUTUAL OF OMAHA BANK, a federally chartered savings bank, and its successors and/or assigns (the “Lender”).
WITNESSETH THAT, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
DEFINITIONS
     For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:
     Advance: The Advance by the Lender to the Borrower of Loan proceeds pursuant to Article III hereof.
     Affiliate: Any partner of the Borrower, or entity controlled by or under common control with the Borrower.
     Agreement: This Construction Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower and Lender.
     Assignment of Leases and Rents: The Assignment of Leases and Rents of even date herewith, by which the Borrower makes a general assignment in favor of the Lender of all leases and rents and income from the Project.
     Borrower: CAMPUS CREST AT LAWRENCE, LLC, a Delaware limited liability company and its permitted successors and assigns.
     Budget. The itemized summary of estimated or intended expenditures for the Project, as approved by Borrower and Lender.
     Business Day: Any day other than a Saturday, a Sunday, or a legal holiday on which Lender is not open for business.
     Commitment: The loan commitment letter from the Lender to the Borrower dated February 3, 2009, accepted by the Borrower on February 4, 2009.
     Completion: The date as of which all Improvements (other than improvements which cannot be constructed during winter months such as landscaping and surfacing of parking areas) are completed in accordance with the Plans, as approved by Lender, and paid for in full (other than payments to be made pursuant to the final draw request), free of all mechanics’, labor, materialmen’s and other similar lien claims; said completion has been approved and certified by the General Contractor and by the Inspecting Architect, if any; certificate(s) of substantial completion in form acceptable to Lender for Improvements has/have been signed by Borrower, the General Contractor and delivered to Lender, and no substantial punch-list items remain to be completed; Lender has received acceptable evidence that all Governmental Requirements and all private restrictions and covenants relating to the Project have been complied with or satisfied and that unconditional certificates of occupancy for all of the occupied Improvements have been issued by all appropriate governmental authorities; Borrower has obtained and delivered to Lender copies of all licenses and permits needed to operate the occupied Improvements; Lender has received photographs of the completed Improvements, copies of all warranties from suppliers covering roofing systems, materials, equipment and appliances included within the Project, as may be requested by Lender, evidence that all insurance required hereby is in full force and effect and one (1) copy of an as-built survey of the Project which conforms with Lender’s requirements (described herein); and no Event of Default exists hereunder.
     Completion Date: April 1, 2011.
     Construction Commencement Date: April 1, 2009.
     Construction Costs: All costs paid and to be paid to construct and complete the Project, including but not limited to site preparation costs, architectural fees, engineering fees, and all costs of labor, material and services paid or incurred by Borrower, exclusive of Land costs.
     Consultants: Third party experts retained by Lender to assist it in connection with closing, advancing, disbursing or administering the Loan, including, without limitation, an Inspecting Architect and a mortgage banker.
     Contingency Reserve: A reserve of Loan proceeds to pay costs of the Project which are in excess of the amounts thereof anticipated on the date hereof, whether as a result of price increases, changes in the Plans or otherwise, the initial amount of which shall be $746,000.00.
     Default Rate: The Default Rate of interest payable under the Note, as that term is defined in the Note.
     Disbursing Agent: Chicago Title Insurance Company.
     Disbursing Agreement: The Disbursing Agreement, of even date herewith, relating to the disbursement of proceeds of the Loan among Borrower, Lender and the Disbursing Agent, including any amendments thereof and supplements thereto executed by said parties.
     Environmental Audit: A written environmental review, audit, assessment or report addressed to Lender, setting forth the results of an investigation of the Project, including an historical investigation of the uses and ownership of the Land, contacts with appropriate governmental agencies and any Tests which may be requested by Lender, prepared by a competent environmental engineer or consultant who is acceptable to Lender and is licensed, bonded and insured in accordance with all applicable statutes.

     Environmental Indemnity Agreement: The Environmental and A.D.A. Indemnity Agreement of even date herewith, executed by the Indemnitors in favor of the Lender, including any amendments thereof and supplements thereto.
     Equipment: All fixtures, equipment and personal property owned by Borrower and located or to be located in or on, and used in connection with the management, maintenance or operation of, the Land and the Improvements.
     Event of Default: An Event of Default specified in Section 6.1 hereof.
     Force Majeure: Acts of God, unavailability of labor or materials, unforeseen property conditions, strikes, lockouts, acts of the public enemy, the enactment, imposition or modification of any applicable law which occurs after the date of this Agreement and which prohibits or materially interferes with the development or construction of the Project; confiscation or seizure by any government or public authority, wars or warlike action (whether actual and pending or expected, and whether dejure or defacto), arrests or other restraints of government (civil or military, but excluding restraints on the development or construction of the Project occurring as a result of any violations, by the party claiming the right to delay performance, of applicable law or the terms and provisions of this Agreement), blockades, insurrections, riots, civil disturbances, governmental restrictions, epidemics, landslides, adverse weather conditions (including, without limitation, lightning, earthquakes, fires, hurricanes, storms and floods), washouts, explosions, breakage or accident to major equipment or machinery critical to the development of the Project and/or construction of the Project, nuclear reaction or radiation, radioactive contamination, acts, or the failure to act, of any governmental authority or any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably within the control of the party claiming the right to delay performance on account of such occurrence and which, in any event, are not a result of the negligence of the Borrower.
     General Contractor: Campus Crest Construction, LLC.
     Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower, Lender and the Project.
     Guarantors: Ted W. Rollins, as an individual and Michael S. Hartnett, as an individual.
     Guaranties: The Guaranties of Completion and Payment, of even date herewith, executed by the Guarantors, together with any amendments thereof or supplements thereto.
     Improvements: The buildings and improvements described on Exhibit C attached hereto and hereby made a part hereof, if any, and which are or may be placed or constructed upon the Land during the life of this Loan.
     Indemnitors: The Borrower and the Guarantors.
     Inspecting Architect: Any independent architect, engineer or Consultant selected by Lender.

     Interest Rate: The Note Rate, as such term is defined and more fully described in the Note.
     Interest Deposit Account. A deposit of Loan proceeds at closing into an interest bearing account with Lender in the amount of $424,000.00, for purpose of paying interest on the Loan from and after September 1, 2009 only.
     Interest Reserves: Two reserves of Loan proceeds to pay interest on the Loan through Completion of the Improvements, one reserve in the initial amount of which shall be $293,613.00 (Interest Reserve I), and a second reserve in the initial amount of which shall be $281,480.00 (Interest Reserve II).
     Land: The land legally described on Exhibit A attached hereto and hereby made a part hereof, together with all additions and accretions thereto and substitutions therefor agreed to by Borrower and Lender.
     Lender: Mutual of Omaha Bank, a federally chartered savings bank, and its successors and/or assigns, 13220 Metcalf St., Suite 370, Overland Park, KS 66213, Overland Park, KS 66213.
     Loan: The loan of the proceeds of the Note by the Lender to the Borrower in Advances to be made pursuant to the terms of this Agreement.
     Loan and Carrying Charges: All fees to Lender, all commitment fees, inspection fees, environmental site assessment fees, appraisal fees, brokerage fees, standby fees, interest charges, service fees, reasonable attorneys’ fees (including reasonable attorneys’ fees for Lender), contractors’ fees, developers’ fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, utility charges and insurance premiums incurred and to be incurred by Borrower in connection with the Project and payable prior to or during the term of this Agreement.
     Loan Documents: The documents described in Section 2.2 of this Agreement, which evidence and secure the Loan, including but not limited to the Note, the Mortgage, this Agreement, the Environmental Indemnity Agreement, and the Disbursing Agreement, and including any amendments and/or restatements thereof and supplements thereto executed by Borrower and Lender.
     Maturity Date: The Maturity Date as set forth in the Note.
     Mortgage: The first Combination Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Financing Statement, of even date herewith, covering the Project, executed by the Borrower in favor of the Lender to secure the Loan, including any amendments thereof and supplements thereto executed by the Borrower and the Lender.
     Note: The Promissory Note, of even date herewith, executed and delivered by Borrower to Lender in the principal amount of Sixteen Million and No/100ths Dollars ($16,000,000.00), to evidence the Loan, as the same may be amended, modified or replaced from time to time.

     Permitted Encumbrances: The liens, charges and encumbrances on title to the Project listed on Exhibit B hereto, if any.
     Plans: The final working plans for the Improvements, including drawings, specifications, details and manuals, as approved by Lender.
     Pollutant: Any hazardous or toxic substance, waste or material, or other pollutant or contaminant (including but not limited to radioactive materials, gasoline, asbestos, urea-formaldehyde and polychlorinated biphenyls), as those terms are defined or used in any Governmental Requirement.
     Project: The Land, the Improvements and the Equipment.
     Project Architect: James L. Browning.
     Reserves: The Interest Reserve and the Contingency Reserve.
     Sworn Construction Cost Statement: An itemized, certified statement of actual and estimated costs of the Project, in a form reasonably acceptable to the Lender and the Disbursing Agent, signed and sworn to by the Borrower and the General Contractor, as the same may be amended or supplemented with the approval of the Lender from time to time.
     Tests: Such soil tests, chemical tests, material tests and other tests and analyses as are appropriately required to confirm, with relative certainty, the absence of Pollutants from the Project.
     Title Company: Chicago Title Insurance Company, its successors and assigns.
     Title Policy: A loan policy of title insurance in favor of Lender issued by the Title Company and complying with the requirements of Exhibit D attached hereto and hereby made a part hereof.
     Total Project Costs: The total of all Construction Costs and Loan and Carrying Charges.
I. LOAN
Section 1.1 — Principal
     Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the proceeds of the Loan in accordance with the terms hereof until the Maturity Date, for the purpose of developing the Project. All Advances of Loan proceeds shall be evidenced by the Note. The maximum amount of the Loan is expressed in the Note, and is not a revolving line of credit. Notwithstanding the expressed principal amount of the Note, Borrower shall not be obligated to repay more than the unpaid balance of all Advances made to or for the benefit of Borrower by Lender pursuant hereto and to the other Loan Documents, together with interest thereon at the rates specified below and in the Note, computed on all Advances from the date they are made by Lender, and Loan and Carrying Charges. In no event shall Lender be obligated hereunder to lend to Borrower more than Borrower has qualified to receive under the terms of Article III hereof.

Section 1.2 — Interest
     Borrower shall pay to Lender interest computed at the Interest Rate. If all unpaid Advances made by Lender have not been repaid on or before the Maturity Date, then the entire unpaid balance of all unpaid Advances made by Lender on the Loan, shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed from and after that date in accordance with the terms of the Note, until all unpaid Advances and all other amounts due in connection with the Loan are paid in full. The Note provides for interest at the Default Rate after maturity or an Event of Default and for a late payment charge.
     In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loan, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.
Section 1.3 — The Interest Reserve and Interest Deposit Account
     The Interest Reserves are not segregated funds as such, but rather reserves of disbursable Loan proceeds that may be Advanced only in accordance with this Agreement. The funds designated as Interest Reserve I will be available for disbursement from and after the date hereof, subject to Borrower’s compliance with the terms and conditions of this Agreement. The funds designated as Interest Reserve II will be available for disbursement on and after September 1, 2009, subject to Borrower’s compliance with the terms and conditions of this Agreement, including without limitation this Section 1.3 and Section 3.3. The Interest Deposit Account is an interest bearing account or fund on deposit with the Lender. The Borrower may only withdraw funds from the Interest Deposit Account for the payment of interest from and after September 1, 2009, and then only if the Project is substantially completed and a certificate of occupancy has been issued and has a 50% or greater lease-up.
     Interest Reserve II shall be reserved until September 1, 2009, and thereafter will remain reserved unless and until the Loan is in balance under Section 3.3, and nothing in this Section alters the obligation of the Borrower to maintain the Loan in balance pursuant to Section 3.3 at all times, and the Borrower agrees that no part of the Interest Reserves shall be treated as available loan proceeds for completing the Project when calculating whether the loan is in balance.
     The Lender shall be secured in the Interest Deposit Account, and upon the occurrence and continuance of an Event of Default, the Lender may apply the money in the Interest Deposit Account to any outstanding balance on the Loan.

Section 1.4 — Prepayment
     Prepayment of the principal advanced hereunder and of accrued interest thereon shall be made only in compliance with the terms of the Note. Lender shall not be obligated to re-advance to Borrower any sums prepaid by Borrower, whether prepaid voluntarily or involuntarily pursuant to the terms of any Loan Document.
Section 1.5 — Fee
     In addition to the interest specified above, the Borrower has paid to the Lender a non-refundable origination fee of $80,000.00, and shall pay an additional non-refundable fee of $80,000.00 at the time of the execution of this Agreement.
Section 1.6 — Extension of the Maturity Date
     The Maturity Date may be extended subject to the conditions as set forth in the Note and in accordance with the provisions of this paragraph. Any extension, in addition to any other limitations or conditions set forth in the Note, is subject to the full, complete, and timely satisfaction of each of the following conditions precedent: (i) On or before 30 days prior to the then current Maturity Date, Borrower shall have provided Lender with written request to extend the Maturity Date; (ii) Borrower and Guarantors, respectively, shall have delivered, at Borrower’s sole cost and expense, all extension and other agreements, instruments, amendments, title insurance endorsements, and modifications required by Lender to secure the performance of the obligations of Borrower and Guarantors under the Loan Documents; (iii) no material adverse change shall have occurred in the financial condition of the Borrower and Guarantors; (iv) each of the conditions listed in Sections II and III shall have been fully satisfied with respect to all of the Improvements; (v) no Event of Default, or event which, with notice or the passage of time would constitute an Event of Default, shall be then existing.
II. CONDITIONS OF BORROWING
     Lender shall not be required to make any Advances hereunder until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the satisfaction of Lender, at Borrower’s sole cost and expense. It is agreed, however, that Lender may, in its discretion, make any Advance prior to completion and fulfillment of any or all of such pre-closing requirements, conditions and requirements, without waiving its right to require such completion and fulfillment before any additional Advances are made.
Section 2.1 — Pre-Closing Requirements
     Prior to or on the date of the closing of the Loan, Borrower shall provide to Lender each of the following, in form and substance acceptable to Lender:
A.	A copy of the Borrower’s Certificate of Formation and Limited Liability Company Agreement and any control agreement (certified by a member of the Borrower as being true, correct, complete, unamended and in full force and effect), together with a Certificate of Good Standing dated as of a recent date from the office of the Secretary of State of Delaware and Kansas, resolutions of the Borrower’s members/managers authorizing the transaction described herein and certifying as to incumbency of persons signing on behalf of Borrower, and evidence, satisfactory to Lender, that Borrower has complied with all filing requirements and fictitious name requirements, if any, necessary to permit Borrower to do business in Delaware and Kansas, and evidence, satisfactory to Lender, that Borrower has complied with the above-mentioned documents in executing the Loan Documents.
B.	The most current available financial statements of Borrower and the Guarantors, and, upon request of the Lender, financial statements of each of said parties for the most recent full fiscal year of said parties immediately preceding the time period covered by said current financial statements, together with copies of all federal income tax returns (with all supporting schedules) of each of said parties for their most recent fiscal year, all signed and certified as true, correct and complete by the party to which they apply. If any such party is not an individual person, said financial statements must also be certified by an independent certified public accountant of recognized standing acceptable to Lender.

C.	A commitment for the Title Policy or a preliminary title report from the Title Company, together with true and complete copies of all documents affecting title to the Land and the pro forma endorsements to the Title Policy as shall be deemed necessary or appropriate by the Lender.

D.	A current, certified ALTA/ACSM LAND TITLE SURVEY of the Land, which shall also be prepared in accordance with the requirements set forth in the Commitment.

E.	An appraisal of the Project, addressed to Lender prepared in conformance with Lender’s appraisal policy, Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and prevailing standards of appraisal practice, and signed by an appraiser acceptable to Lender. The appraisal shall support a loan to value ratio of no more than 80.00%.

F.	An Environmental Audit in compliance with the All Appropriate Inquiries Final Rule or the American Society for Testing and Materials (ASTM) Designation E 1527-05 showing that no Pollutant (except as agreed and accepted by Lender) is present above, on, in or under the Project, and all reports, data and other information produced in connection with the Tests. The Environmental Audit shall also specify whether or not any environmental assessment, study or statement with respect to the Project is required by any Governmental Requirement or recommended by the consultant preparing the Environmental Audit.

G.	Evidence acceptable to the Lender that the Land is not in a flood zone, or else proof satisfactory to Lender that the Borrower has obtained the legally required level of flood insurance for the Project.

H.	Soil reports on the Land, showing that the soil will adequately support the Improvements when constructed in accordance with the Plans.

I.	A complete set of the Plans. All mechanical, electrical, structural and other specialized drawings shall be signed by licensed engineers of the respective disciplines normally responsible for such drawings, in addition to the Project Architect.

J.	The General Contractor’s construction contract, the Project Architect’s agreement, a schedule listing all subcontracts relating to the Project, and such other contracts, subcontracts and schedules relating to the Project and relating to the creditworthiness and experience of the General Contractor as Lender reasonably may require. The Lender reserves the right to require bonding of subcontractors who do not demonstrate satisfactory financial capacity, and in all cases in which bonding is required and/or obtained, the Lender shall be named as a protected party in the dual obligee bond. The construction contract, the Budget and the Sworn Construction Cost Statement shall support a loan to cost ratio of no more than 80.00%

K.	The Sworn Construction Cost Statement or other cost statement acceptable to Lender.

L.	Borrower’s estimated schedules for construction of the Improvements and for disbursement of the Loan proceeds.

M.	Copies of any issued building permits related to construction of the Improvements, and a schedule of all other necessary licenses and permits which must be obtained in order to complete, occupy and operate the Project.

N.	A letter from an appropriate municipal officer regarding zoning and building code compliance or, in the alternative, a zoning endorsement attached to the Title Policy.

O.	UCC chattel lien, tax lien and judgment searches from the appropriate office in Douglas County, Kansas, and from the offices of the Secretary of State of Kansas, covering the name of the Borrower and Guarantors.

P.	Letters from the suppliers (or equivalent proof satisfactory to Lender) confirming the availability of water, sanitary sewer, gas, electric and telephone utilities for the Project, if applicable.

Q.	Insurance policies or certificates evidencing insurance coverages written by insurers satisfactory to Lender and in amounts satisfactory to Lender, prepared in accordance with Lender’s requirements therefor, as shown on Exhibit E attached to this Agreement.

Section 2.2 — Loan Documents
     On or before the date of closing of the Loan, the Borrower shall execute and deliver (or cause to be executed and delivered) to the Lender the following documents in form and substance acceptable to the Lender and to its counsel, to evidence and secure the Loan (collectively, the “Loan Documents”):
A.	The Note.

B.	The Mortgage.

C.	The Assignment of Leases and Rents.

D.	A first security interest in all Equipment and in all of Borrower’s intangible property relating to the Project, created and evidenced by a security agreement (which may be incorporated within the Mortgage) and by appropriate Uniform Commercial Code financing statements.

E.	An assignment of the Plans and of the Project Architect’s agreement pursuant to which the same were prepared, along with written acknowledgment from the Project Architect authorizing Lender to rely on and utilize the Plans, without additional charge, and further confirming to Lender that, in the Event of Default, the Project Architect will cooperate with Lender regarding the Completion of construction of the Project.

F.	An assignment of Borrower’s general construction contract for the Project and an agreement from the General Contractor to honor and perform the same for Lender in the case of an Event of Default under the Loan Documents.

G.	An assignment of any property management agreements between Borrower and any management company managing the Project.

H.	The Disbursing Agreement.

I.	The Environmental Indemnity Agreement.

J.	The Guaranties.

K.	Such other documents as Lender may require to evidence and secure the Loan.
     Lender may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be recorded. Borrower shall pay all documentary, recording and/or registration taxes and/or fees, if any, due upon the Loan Documents.

Section 2.3 — Title Insurance
     Lender shall have received the Title Policy or a commitment by the Title Company for the issuance of the Title Policy, marked up by the Title Company to the satisfaction of the Lender.
Section 2.4 — Opinion of Borrower’s and Guarantors’ Attorneys
     Lender shall have received from corporate counsel and outside counsel in Kansas for Borrower and Guarantors a current written opinion, in scope, form and substance acceptable to Lender.
III. THE ADVANCE OF THE LOAN PROCEEDS
Section 3.1 — General
     The Loan proceeds shall be advanced by Lender, for the benefit of the Borrower, in accordance with the terms and conditions set forth in this Article III, and in accordance with the Disbursing Agreement. All monies advanced by the Lender (including amounts payable to Lender and advanced by Lender to itself pursuant to the terms hereof) shall constitute loans made to the Borrower under this Agreement, evidenced by the Note and secured by the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Note, from the date Borrower’s Loan account is charged with the amount of the Advance, whether or not an Advance made to the Disbursing Agent is fully disbursed by the Disbursing Agent or is withheld in full or in part; provided, however, Borrower shall be permitted to reallocate final savings in a particular line item of the Sworn Construction Cost Statement upon completion of all work represented by such line item, without Lender’s permission, but only upon prior written notice to the Lender.
     Lender reserves the right to make Advances of amounts which are allocated to any of the designated items in the Sworn Construction Cost Statement for such other purposes or in such different proportions as Lender may, in its discretion, deem necessary or advisable. Borrower may not reallocate items in the Sworn Construction Cost Statement without the prior written consent of Lender, which consent will not be unreasonably withheld or delayed, it being understood that Lender will use good faith efforts to approve any such requested reallocation within 5 business days of Borrower’s request.
     No Advance shall constitute a waiver of any condition precedent to the obligation of the Lender to make any further Advance or preclude the Lender from thereafter declaring the failure of the Borrower to satisfy any such condition precedent to be an Event of Default. All conditions precedent to the obligation of Lender to make any Advances are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Lender will make or refuse to make that Advance or any Advance in the absence of strict compliance with such condition precedent.
     In the event that the total amount of the Loan exceeds the amount needed to fully pay all cost allocations set forth on the Budget and the Sworn Construction Cost Statement approved by

Lender, Lender shall not be required to advance, and Borrower shall not be entitled to receive, the excess:
     Subject to compliance by the Borrower with the terms and conditions set forth in Section 3.2 below, the Lender shall make Advances for costs incurred by the Borrower with respect to materials stored on or off the Project site.
Section 3.2 — Advances for Stored Materials
     Notwithstanding anything to the contrary contained in this Agreement, the Lender shall make disbursements of Loan proceeds to pay for Construction Costs actually incurred by the Borrower for stored materials required in connection with the construction of the Improvements, provided that (i) such materials are in accordance with the Plans, (ii) such materials are securely stored and properly inventoried, (iii) such materials, if stored off-site, are stored in a bonded warehouse or with a contractor, material man or fabricator who bears the risk of loss until delivery and installation of such materials in the Improvements as part of the work in place, (iv) such materials are insured against casualty, loss and theft in a manner satisfactory to the Lender, (v) the Borrower owns such materials free and clear of all liens and encumbrances of any nature whatsoever (other than the lien of Lender) and established such ownership by evidence reasonably satisfactory to the Lender, (vi) the Borrower executes and delivers to the Lender such additional security documents as the Lender shall deem reasonably necessary to create and perfect a first lien in such materials as additional security for the payment of the Loan, (vii) the aggregate amount of such disbursements for such materials is verified by the Lender pursuant to the provisions of this Agreement, and (viii) the aggregate amount of such disbursements for such materials which are stored shall in no event exceed $1,000,000.00.
Section 3.3 — Loan In Balance
     Lender shall not be obligated to make any Advance of Loan proceeds unless and until Borrower has provided Lender with evidence, acceptable to Lender, that the Loan is in Balance, i.e. (a) the undisbursed portion of Loan proceeds allocated to each line item in the Budget, as amended from time to time, is sufficient to complete each such line item, and (b) the then undisturbed portion of the Loan, less an amount equal to the Contingency Reserve, equals or exceeds the amount necessary to pay for all work done and not previously paid for or to be done in connection with the completion of the improvements substantially in accordance with the Plans. The initial amounts of the Reserves have been designated in this Agreement. The required amounts of said Reserves shall decline as costs and payments for which they are maintained are paid therefrom; provided, however, that the amount of any such Reserve shall never decline below an amount sufficient to pay all costs and payments for which it is maintained which then remain unpaid, as determined by Lender. If any Reserve becomes depleted, such depletion shall not limit Borrower’s obligation hereunder to pay all sums which otherwise would have been payable from such Reserve.
Notwithstanding any provision of this Agreement or of the Disbursing Agreement to the contrary, in the event that Lender or Borrower determines that the unadvanced balance of Loan proceeds is insufficient to cover any cost allocation set forth on the Sworn Construction Cost Statement, or to fully fund the Reserves, and/or to complete the Project and to pay all costs and expenses of Completion and, combined with Project income, to pay all costs to operate the Project, to pay interest on the Loan, through the Maturity Date, and pay Total Project Costs, all as reasonably determined by Lender, it shall notify the other party hereto of such determination, and Borrower shall, within five (5) Business Days, deposit with Lender (or, if requested by Lender, the Title Company) funds equal to said insufficiency in order to bring the Loan back into Balance. Anything to the contrary contained in this Section 3.3 notwithstanding, in the event that Borrower is required to deposit balancing funds with Lender hereunder and the Project is thereafter completed with subsequent savings that, had they occurred prior to the requirement of the balancing funds, would have rendered all or a portion of such deposit to be unnecessary, Borrower shall be entitled to a reimbursement of the funds deposited equal to the lesser of (a) the amount such subsequent savings or (b) the amount of the balancing funds deposit.
     In the event that Borrower generates cash through contributions to the capital of Borrower, or through sale of any of the Land with the consent of the Lender (as required under Section 5.12 of this Agreement), such cash shall be used, at the Lender’s option, to reduce the Principal Balance owing under the Note.
Section 3.4 — Inspections
     Lender, the Title Company, the Inspecting Architect (if any), Consultants and their representatives shall have access to the Project at all reasonable times and upon reasonable advance notice, and shall have the right to enter the Project and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of Lender’s interests.
     Lender may retain an Inspecting Architect, and any other Consultants reasonably deemed necessary or desirable by Lender, at Borrower’s expense, to make periodic inspections of the Project and to review all change orders relating to the Project. Lender may request the Inspecting Architect, before any Advance of Loan proceeds is made, to inspect all work and materials for which payment is requested and all other work upon the Project, review the current draw request, approve such work and draw request and/or submit to Lender a progress inspection report. Lender may also retain such other Consultants as Lender reasonably deems necessary or convenient to perform such services as may, from time to time, be required by Lender in connection with the Loan, this Agreement, the other Loan Documents or the Project. Lender may waive any or all of these requirements in writing.
     Neither Borrower nor any third party shall have the right to use or rely upon the reports of the Inspecting Architect or any other reports generated by Lender or its Consultants for any purpose whatsoever, whether made prior to or after commencement of construction, unless Lender gives its prior written consent to such reliance. Borrower shall be responsible for making its own inspections of the Project during the course of construction and shall determine to its own satisfaction that the work done and materials supplied are in accordance with applicable contracts with its contractors. By advancing funds after any inspection of the Project by Lender or the Inspecting Architect, Lender shall not be deemed to have waived any Event of Default or right to require construction defects to be corrected, or to have acknowledged that all construction conforms with the Plans.

     Notwithstanding any provision of this Agreement or of the Disbursing Agreement to the contrary, in the event that Lender should reasonably determine that the actual quality or value of the work performed or the materials furnished does not substantially correspond with the quality or value of the work required by the Plans, Lender shall notify Borrower of its objections thereto, and, upon demand, Borrower shall correct the conditions to which Lender objects.
Section 3.5 — Lender Responsibility
     It is expressly understood and agreed that Lender assumes no liability or responsibility for the sufficiency of the Loan proceeds to complete the Project, for protection of the Project, for the satisfactory completion of the Project, for inspection during construction, for the adequacy of Reserves, for the adequacy or accuracy of the Sworn Construction Cost Statement, for any representations made by Borrower, or for any acts on the part of Borrower or its contractors to be performed in the construction of the Project.
IV. REPRESENTATIONS AND WARRANTIES OF BORROWER
     While this Agreement is in effect, and until Lender has been paid in full the principal and interest on the Advance made by Lender hereunder and under the other Loan Documents, Borrower represents and warrants to Lender that:
Section 4.1 — Legal Status of Borrower
     Borrower is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to construct, equip, own and operate the Project and to execute, deliver and perform this Agreement and the other Loan Documents; all resolutions of the members and/or managers of the Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly obtained and are in full force and effect; this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower so as to constitute the valid and binding obligations of Borrower, enforceable in accordance with their terms; and Borrower has complied with all applicable assumed and/or fictitious name requirements in Delaware and Kansas, and is qualified to do business as a limited liability company in Kansas.

Section 4.2 — Legal Status of HSRE
     HSRE-CAMPUS CREST I, LLC (HSRE) is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, and all resolutions of the members and/or managers of HSRE necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of HSRE have been duly obtained and are in full force and effect; this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of HSRE.
Section 4.3 — Legal Status of Campus Crest Ventures III, LLC
     Campus Crest Ventures III, LLC (Ventures) is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, and all resolutions of the members and/or managers of Ventures necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Ventures have been duly obtained and are in full force and effect; this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Ventures.
Section 4.4 — Legal Status of Campus Crest Properties, LLC
     Campus Crest Properties, LLC (Properties) is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, and all resolutions of the members and/or managers of Properties necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Properties have been duly obtained and are in full force and effect; this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Properties.
Section 4.5 — Title
     The Borrower is the owner, in fee simple, of the Land, subject to no lien, charge, mortgage, restriction or encumbrance, except Permitted Encumbrances. The Borrower acknowledges that the Lender is relying upon the disclosure of encumbrances in the Lender’s pro forma and final title policy identified in Exhibit B, and Borrower has reviewed and confirms the encumbrances and exceptions as set forth therein are the only encumbrances and exceptions known to Borrower.
Section 4.6 — No Breach of Applicable Agreements or Laws
     The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements, to which Borrower is a party, or by which Borrower may be bound or affected.
Section 4.7 — No Litigation or Defaults
     There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the Project, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; and Borrower is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Borrower.
Section 4.8 — Financial and Other Information
     The financial statements of Borrower and the Guarantors each previously or hereafter delivered to Lender fairly and accurately present, or will fairly and accurately present, the financial condition of Borrower and the Guarantors and each of them as of the dates of such statements, including without limitation all contingent liabilities and guaranties by such parties of third party obligations, and neither this Agreement nor any document, financial statement, financial or credit information, certificate or statement referred to herein or furnished to Lender by Borrower or the Guarantors or any of them contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact, or is or will be misleading in any material respect.
     Borrower warrants that there has been no deterioration in the financial condition of Borrower since January 26, 2009, and that the financial information submitted to Lender by Borrower is accurate and complete in all material respects. Borrower agrees to notify Lender of any event which has, or with the passage of time, could cause an adverse change in the financial condition of the Borrower so long as any indebtedness hereunder remains unpaid.
Section 4.9 — No Defaults Under Loan Documents or Other Agreements
     There is, and, until the Lender has been fully repaid the entire indebtedness evidenced or to be evidenced by the Note, there will be, no default or Event of Default on the part of Borrower, or any Affiliate, or the Guarantors or any of them under the Loan Documents, or under any other material document to which Borrower, or any Affiliate, or the Guarantors or any of them may be a party and which relates to the ownership, occupancy, use, development, construction or management of the Project; and neither Borrower nor any Affiliate or Guarantor is or will be, in default in the payment of principal or interest on any of their respective indebtedness for borrowed money, or is, or will be, in default under any instrument or agreement under and subject to which any indebtedness for borrowed money has been issued or is secured; and no event has occurred, or will occur, which, with the lapse of time or the giving of notice or both, would constitute an event of default thereunder.
Section 4.10 — Boundary Lines; Conformance with Governmental Requirements and Restrictions
     The exterior lines of the Improvements are, and at all times will be, within the boundary lines of the Land, and Borrower has examined and is familiar with all applicable covenants,

conditions, restrictions and reservations, and with all applicable Governmental Requirements, including but not limited to building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project, and the Project will in all material respects conform to and comply with said covenants, conditions, restrictions, reservations and Governmental Requirements.
Section 4.11 — Loan in Balance
     The Loan is in Balance, or, if not, Borrower is prepared to deposit with Lender, promptly upon demand by Lender, sufficient funds to bring the Loan in Balance.
Section 4.12 — Anti-Terrorism
     Neither Borrower, nor the Guarantors, nor any of the Borrower’s respective constituents or affiliates nor any of the respective agents of such Borrower, constituents or Affiliates acting or benefiting in any capacity in connection with the Loan (individually a “Borrower Party” and collectively, the “Borrower Parties”) is in violation of any laws relating to terrorism or money laundering, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), as amended from time to time, and the U.S. Bank Secrecy Act of 1970, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and as otherwise amended from time to time (collectively, with the Executive Order, “Anti-Terrorism Law”).
     No action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against any Borrower Party alleging any violation of any Anti-Terrorism Law.
     No Borrower Party has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation, or condition which could reasonably be expected to result in (a) any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against any of them alleging any violation of, or failure to comply with, any Anti-Terrorism Law; or (b) the imposition of any civil or criminal penalty against any of them for any failure to so comply.
     No Borrower Party is a “Prohibited Person.” A Prohibited Person means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (b) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a person or entity who or that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official web site or any replacement website or other replacement official publication of such list.

     Borrower has provided Lender with sufficient information (including names, addresses, and where applicable, jurisdiction of formation or organization) to reasonably permit Lender to verify the foregoing.
     No Borrower Party: (a) conducts any business or engages in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked under the Executive Order; or (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
V. COVENANTS OF BORROWER
     While this Agreement is in effect, and until the Lender has been paid in full the principal of and interest on the Advance made by the Lender hereunder and under the other Loan Documents:
Section 5.1 — Completing Construction
     Construction of the Project shall commence not later than the Construction Commencement Date. Except as otherwise authorized in writing by the Lender, Borrower shall not become a party to any contract, including the General Contractor’s construction contract, for the performance of any work on the Project or for the supplying of any labor, materials or services for the construction of the Improvements that varies in cost from that set forth in the Budget, except upon such terms and with such parties as shall be approved in writing by Lender. Borrower agrees to furnish Lender, upon request therefor, the names of contractors, subcontractors, materialmen and suppliers at any time having any contract, or performing any work, or furnishing any material in connection with the development and construction and shall also furnish Lender upon request copies of all applicable contracts. No approval by Lender of any contract or change order shall make Lender responsible for the adequacy, form or content of such contract or change order. Borrower shall expeditiously complete and fully pay for the development and construction of the Project in a good and workmanlike manner and in accordance with the contracts, subcontracts and Plans submitted to and approved by Lender, and in compliance with all applicable Governmental Requirements, and any covenants, conditions, restrictions and reservations applicable thereto, so that Completion of the Improvements occurs on or before the Completion Date. Borrower assumes full responsibility for the compliance of the Plans and the Project with all Governmental Requirements and with sound building and engineering practices, and, notwithstanding any approvals by Lender, Lender shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Project or the construction of the Improvements. Borrower shall correct or cause to be corrected (a) any defect in the Improvements, (b) any departure in the construction of the Improvements from the Plans or Governmental Requirements, and (c) any encroachment by any part of the Improvements or any other structure located on the Land on any building line, easement, property line or restricted area. Borrower shall cause all roads necessary for the utilization of the Project for its intended purposes to be completed and dedicated (if dedication thereof is required by any governmental authority), the bearing capacity of the soil on the Land to be made sufficient to support the Improvements, and sufficient local utilities to be made available to the

Project and installed at costs (if any) set out in the Sworn Construction Cost Statement, on or before the Completion Date.
Section 5.2 — Changing Costs, Scope or Timing of Work
     Borrower shall deliver to Lender revised, sworn statements of estimated costs of the Project, showing changes in or variations from the original Sworn Construction Cost Statement, involving amounts of $10,000.00 or more, as soon as such changes are known to Borrower. Borrower shall deliver to Lender a revised construction schedule, if and when the target completion date set forth therein has been delayed by ten (10) consecutive days or more, or when the aggregate of all such delays equals thirty (30) days or more.
     Borrower shall not make or consent to any change or modification in such Plans, contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Lender, if such change or modification would in any material way alter the design or structure of the Project or change the rentable area thereof in any way, or increase or decrease the Project cost by $50,000.00 or more for any single change or modification, or if the aggregate amount of all changes and modification exceeds $100,000.00. Borrower shall promptly furnish Lender with copies of all changes or modifications in the Plans, contracts or subcontracts for the Project, as approved by Lender, prior to incorporation of any such change or modification into the Project, whether or not Lender’s consent to such change or modification is required hereby.
Section 5.3 — Balancing the Loan
     The Borrower shall furnish to the Lender, as and when required by the Lender, at the Lender’s option: (a) satisfactory evidence of the Borrower’s ability to pay all unpaid costs of completing, leasing-up and operating the Project through the Maturity Date, and/or (b) cash equal to any difference between such unpaid costs and the proceeds of the Loan which have not yet been advanced hereunder, which shall be held and advanced by the Lender pursuant to the terms hereof.
Section 5.4 — Paying Costs of Project and Loan
     The Borrower shall pay and discharge, when due, all taxes, assessments and other governmental charges upon the Project, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Project; provided, however, that the Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing in strict accordance with the terms of the Mortgage.
     The Borrower shall also pay all costs and expenses of the Lender and the Borrower in connection with the Project, the Total Project Costs as defined herein, and the preparation and review of the Loan Documents and the making, closing, administration, repayment and/or transfer of the Loan, including but not limited to Loan and Carrying Charges, the reasonable fees of the Lender’s attorneys, reasonable fees of the Inspecting Architect, if any, title insurance costs, disbursement expenses, appraisal costs, and fees of environmental consultants, and all other costs and expenses payable to third parties incurred by the Lender or the Borrower in connection with the Loan. Such costs and expenses shall be so paid by the Borrower whether or not the Loan is fully advanced or disbursed.
Section 5.5 — Using Loan Proceeds
     The Borrower shall use the Loan proceeds solely to pay, or to reimburse the Borrower for paying, costs and expenses shown on the Budget and the Sworn Construction Cost Statement approved by the Lender, and incurred by the Borrower in connection with the development of the Land, the construction of the Improvements on the Land and the equipping of the Improvements, together with other expenses set forth on the Sworn Construction Cost Statement approved by the Lender together with the Loan and Carrying charges and such incidental costs and expenses relating thereto as may be approved from time to time in writing by the Lender. The Borrower shall take all steps reasonably necessary to require similar use of Loan proceeds by its contractors and subcontractors. The Borrower shall comply with the limitations on all Advances as set out in Article III.
Section 5.6 — Keeping of Records
     The Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Project in a manner acceptable to the Lender and to the Disbursing Agent. The Borrower will permit representatives of the Lender, the Inspecting Architect and the Disbursing Agent to have free access to and to inspect and copy all such books, records and contracts of Borrower, upon reasonable advance written notice to Borrower. Any such inspection by the Lender and/or the Inspecting Architect shall be for the sole benefit and protection of the Lender, and the Lender, may, but shall have no obligation to, disclose the results thereof to the Borrower or to any third party.
Section 5.7 — Providing Financial Information
     The Borrower shall furnish or cause to be furnished such financial information concerning the Borrower, any Affiliate, any Guarantor, and the Project as the Lender may reasonably request, and shall furnish to the Lender: (a) a current operating statement for the Borrower and annual financial statement (including a balance sheet and a statement of any contingent liabilities) for the Borrower and any Guarantor within one hundred twenty (120) days following the end of each for calendar year; (b) copies of the federal income tax returns (with all supporting schedules) of Borrower and any Guarantor due during the term of the Loan within fifteen (15) days after the deadline for filing the same; and (c) annual cash flow statements covering all of the Borrower’s properties, including but not limited to the Project, within one hundred twenty (120) days following the end of each fiscal year of the Borrower. All such financial statements shall be in reasonable detail, shall be prepared in accordance with accounting principles consistently applied, shall be certified by the party to which they apply as true, correct and complete. Borrower expressly grants Lender the right to communicate directly with the Borrower’s accountants and hereby authorizes such accountants to communicate directly with Lender.

Section 5.8 — Providing Updated Surveys
     Upon completion of the Improvements, and at such other times as Lender may deem appropriate, the Borrower shall furnish to the Lender a certified survey of the Project, evidencing that the Improvements are constructed within the property lines of the Land, do not encroach upon any easement affecting the Land and do comply with all applicable Governmental Requirements relating to the location of Improvements, along with a letter from the Title Company or an endorsement to the Title Policy, at the Lender’s option, confirming the acceptability of said survey.
Section 5.9 — Providing Evidence of Completion
     Upon Completion of the Improvements, and prior to the final Advance of Loan proceeds to pay for hard costs of construction of the Project, including but not limited to any retainage therefor, and as a condition of the same, the Borrower shall furnish the Lender with all items required to evidence Completion, including but not limited to a Certificate of Substantial Completion and Certificate of Occupancy, such additional evidence of zoning compliance as the Lender may require, including a final, certified Project “as-built” survey; certification from the Borrower and General Contractor that the Project has been completed in accordance with the approved Plans; the evidence of insurance required by Section 5.10 hereof; if requested by Lender, copies of all warranties covering roofing systems, materials, equipment and appliances included within the Project; copies of all licenses and permits required for operation of the Project; and photographs of the completed Improvements.
Section 5.10 — Maintaining Insurance Coverage
     Borrower shall, at all times until Lender has been fully repaid all indebtedness evidenced by the Note, this Agreement and any other Loan Document, maintain, or cause to be maintained, in effect (and shall furnish to Lender copies of), insurance policies, as required under the terms of Exhibit E attached hereto, and shall furnish to Lender proof of payment of all premiums for such insurance.
Section 5.11 — Operating Agreements
     Borrower will not enter into, amend or terminate any development, leasing (not intended to apply to the leases with tenants), management, or other similar agreement unless (a) the agreement is terminable upon 30 days’ prior notice, and (b) Lender provides its prior written consent. In no event shall such agreements provide that the foreclosure, sale or other change in ownership, possession or control of the Project will result in a change of terms in such agreement adverse to Lender or to the owner of the Project.
Section 5.12 — Transferring, Conveying or Encumbering the Project or Member Interest in Borrower
     Except as specified in the Mortgage or in this Agreement, the Borrower shall not voluntarily or involuntarily agree to, cause, suffer or permit: (a) any sale, transfer or conveyance or divestiture of title, whether by operation of law or otherwise, of any interest of the Borrower, legal or equitable, in the Project or any part or portion thereof (other than permitted Leases and as otherwise expressly permitted herein); (b) any mortgage, pledge, encumbrance or lien to be imposed or remain outstanding against the membership interest held by the member in the Borrower; or (c) any mortgage, pledge, encumbrance or lien to be imposed or remain outstanding against the Project except a mechanics’ or materialmans’ lien which is not released or bonded against within sixty days of service of the lien upon the Borrower, or otherwise dealt with in a manner satisfactory to Lender, or any security interest to exist therein except as created by the Loan Documents, and except Permitted Encumbrances, without, in each instance, the prior written consent of the Lender. The entity currently serving as the sole member of Borrower shall continue to serve in such capacity unless Lender agrees to the addition of a new member and/or withdrawal of the existing member (which consent will not be unreasonably withheld).
Section 5.13 — Complying with the Loan Documents and Other Documents
     The Borrower shall comply with and perform all of its agreements and obligations under the Loan Documents and under all other contracts and agreements to which the Borrower is a party relating to the ownership, occupancy, use, development, construction or management of the Project, and shall comply with all requests by the Lender which are consistent with the terms thereof.
Section 5.14 — Payments to a Member of Borrower
     Until Completion, Borrower agrees that Borrower shall not make any payment in whole or partial satisfaction of any indebtedness, if any, owed by Borrower to a member of Borrower, or pay dividends or other distributions, other than for income tax purposes in amounts for taxes arising from the Project only, in respect of, or otherwise redeem any membership interests in Borrower.

Section 5.15 — Developer’s Fees
     Until Completion, the Borrower agrees that the Borrower shall not receive developer fees in respect of services relating to the development of the Project.
Section 5.16 — Existence and Identity — Campus Crest at Lawrence, LLC
     Borrower shall preserve and maintain its present existence as a limited liability company under the laws of the State of Delaware and shall remain qualified as a limited liability company authorized to do business in Kansas, and all of its rights, privileges and franchises, and continue its business as presently conducted. Borrower shall not change the legal format under which it was organized, materially amend its Certificate of Formation or Limited Liability Company Agreement, or change its state of organization or chief executive office, without the prior written consent of the Lender, nor shall Borrower cease to do business or engage in any line of business materially different from that presently engaged in by the Borrower.
Section 5.17 — Maintaining Separateness of Borrower
     For the purpose of this Section, the word “Person” shall include an individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority, and any other entity. Borrower has not and so long as any Loan indebtedness is outstanding Borrower will not, (i) engage in any business or activity other than the ownership, operation and maintenance of the Project, and activities incidental thereto; (ii) acquire or own any assets other than (a) the Project, and (b) such incidental personal property as may be necessary for the operation of the Project; (iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure; (iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or materially amend or modify, terminate or fail to comply with the material provisions of its organizational documents; (v) own any subsidiary, or make any investment in, any Person; (vi) commingle its assets with the assets of any other Person; (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the indebtedness under this Agreement and the Loan Documents, unsecured trade payables and unsecured equipment leases (both of which must be incurred in the ordinary course of business relating to the ownership and operation of the Project,) provided the same (y) do not exceed at any time in the aggregate a maximum amount of three percent (3%) of the outstanding principal amount of the Note, and (z) are paid within sixty (60) days after the date incurred; (viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; (ix) enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties; (x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person; (xii) make any loans or payments on obligations not yet incurred or not yet due to any Person; (xiii) fail to file its own tax returns (unless prohibited by law from doing so); (xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity; (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (xvi) fail to allocate shared expenses (including, without limitation, shared office space) and to use separate invoices and checks; (xvii) fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds; and (xviii) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable.
Section 5.18 — Banking Relationship
     Borrower agrees to maintain all operating accounts with respect to the Project with Lender during the life of the Loan.
Section 5.19 — Anti-Terrorism
     The Borrower shall not (a) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; (d) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (e) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     Borrower agrees promptly to deliver to Lender (but in any event within ten (10) days of Lender’s written request) any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with the foregoing.
VI. DEFAULTS
Section 6.1 — Events of Default
     Any of the following events shall constitute an Event of Default under this Agreement:
A.	Borrower shall default in the payment of principal or interest due according to the terms hereof or of the Note, and such default shall continue for ten (10) days beyond the date on which such payment is due;

B.	Borrower fails to pay any fees or other amounts payable to Lender under this Agreement (including but not limited to Loan and Carrying Charges and the fee payable pursuant to Section 1.5 hereof), under the Note or under any of the other Loan Documents, and such default shall continue for ten (10) days beyond the date on which such payment is due;
C.	Borrower shall default in the performance or observance of any other agreement, covenant or condition required to be performed or observed by the Borrower under the terms of this Agreement or other Loan Document, and such default shall not be waived by the Lender, including without limitation attempted avoidance of waivers contained herein, and such default shall continue for thirty (30) days after the date of written notice thereof from the Lender to the Borrower, unless such default cannot be cured within such thirty (30) day period with diligent efforts and the Borrower has been diligently pursuing a cure thereof;

D.	Any representation or warranty made by the Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, shall be untrue or incomplete in any material respect, and such untrue or incomplete representation or warranty in the reasonable judgment of the Lender, could be expected to or does have a material adverse effect on the Project, the Borrower or the Borrower’s performance under the Loan Documents;

E.	Work on the Project shall be substantially abandoned, or shall, by reason of the Borrower’s fault, be unreasonably delayed or discontinued for a period of ten (10) days, or construction shall be delayed for any reason whatsoever to the extent that completion of the Project cannot, in the judgment of the Lender, be accomplished prior to the Completion Date;

F.	Lender determines that the remaining undisbursed Loan proceeds are insufficient to fully pay all of the then unpaid costs of the Project and estimated expenses of completion and (combined with Project income) the costs of operation through the Maturity Date (including the Reserves), and the Borrower (i) fails to deposit with the Lender, within 5 business days after written demand, sufficient funds to permit the Lender to pay said excess costs as the same become payable, or (ii) does not pay said excess costs directly and deliver to the Lender unconditional mechanics’ lien waivers therefor (or paid receipts for non-lienable items), at the Lender’s option;
G.	Completion shall not have occurred on or before the Completion Date;

H.	Borrower or any member of Borrower shall commit an act of bankruptcy; or shall apply for, consent to or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within sixty (60) days after the date of his appointment; or a petition in involuntary bankruptcy, reorganization or similar proceedings is filed against it and is not dismissed within sixty (60) days after the date of its filing;
I.	Any Guarantor defaults under the terms of the Guaranty, or takes any action to revoke or terminate the Guaranty or any liability or security in favor of the Lender under the Guaranty;
Section 6.2 — Rights and Remedies
     Upon the occurrence and continuance of an Event of Default, and until such time as such Event of Default is subsequently waived in writing by the Lender, the Lender shall be entitled, at the option of the Lender, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:
A.	The Lender may declare the entire unpaid principal balance of the Advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such Advances, all without notice to or demand on the Borrower or any Guarantor.

B.	The Lender may exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose the Mortgage and/or any other remedies which it may have therefor at law, in equity or under statute.

C.	The Lender may cure the Event of Default on behalf of the Borrower, and, in doing so, may enter upon the Project, and may expend such sums as it may deem desirable, including reasonable attorneys’ fees, all of which shall be deemed to be Advances hereunder, even though causing the Loan to exceed the face amount of the Note, shall bear interest at the Default Rate provided herein and shall be payable by the Borrower on demand.
Section 6.3 — Force Majeure
     The Completion Date shall be extended for a period of time equal to the number of days during which the Borrower is prevented from proceeding with the construction of the Improvements by reason of Force Majeure, provided that (i) there is no default under the Loan Documents that has not been cured within any applicable grace or cure period, and (ii) Borrower notifies the Lender of the events constituting such Force Majeure within 15 days after they occur.

If the Completion Date is extended by reason of Force Majeure pursuant to the provisions of this paragraph and if subsequent to such extension Borrower makes up all or a portion of such Force Majeure delay, such extension of the Completion Date shall be reduced by the number of days Borrower is able to make up after the occurrence of such Force Majeure delay.
Section 6.4 — Completion of Project by Lender
     In addition, in case of the occurrence of an Event of Default specified in Section 6.1 hereof, or any Event of Default caused by, or which results in, the Borrower’s failure, for any reason, to continue with construction of the Project as required by this Agreement, then the Lender may (but shall not be obligated to), in addition to, or in concert with, the other remedies referred to above, take over and complete construction of the Project in accordance with the Plans, with such changes therein as the Lender may, in its discretion, deem appropriate, all at the risk, cost and expense of the Borrower. The Lender may assume or reject any contracts entered into by the Borrower in connection with the Project, may enter into additional or different contracts for work, services, labor and materials required, in the judgment of the Lender, to complete the Project, and may pay, compromise and settle all claims in connection with the Project. All sums, including reasonable attorneys’ fees, and charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the discretion of the Lender expended by the Lender in completing or attempting to complete the Project (whether aggregating more, or less, than the face amount of the Note), shall be deemed Advances made by the Lender to the Borrower hereunder, and the Borrower shall be liable to the Lender, on demand, for the repayment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. The Lender may, in its discretion, at any time abandon work on the Project, after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section 6.4 shall impose any obligation on the Lender either to complete or not to complete the Project. For the purpose of carrying out the provisions of this Section, the Borrower irrevocably appoints the Lender its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of the Lender, to complete the Project. This power of attorney is coupled with an interest and is irrevocable. The Lender, however, shall have no obligation to undertake any of the foregoing, and, if the Lender does undertake any of the same, it shall have no liability for the adequacy, sufficiency or completion thereof.
VII. MISCELLANEOUS
Section 7.1 — Binding Effect; Waivers; Cumulative Rights and Remedies
     The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and permitted assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by the Borrower voluntarily, by operation of law or otherwise, without the prior written consent of the Lender and compliance with the terms hereof. This Agreement expressly applies to any letters of credit issued by Lender in connection with the Loan or the Project. No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of the Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which the Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with the Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order. The Borrower waives, to the maximum extent permitted by law, its rights under any statutory provision or common law rule under which the Borrower has any right to avoid or recover any attorney fees or costs or any other fees or costs required or contemplated under this Agreement, or in fact paid, and Borrower further agrees that the payment of same at closing or otherwise shall be deemed a full waiver, release, and accord and satisfaction of any such claims.
Section 7.2 — Survival
     All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of all Advances by the Lender, and the execution of the other Loan Documents, and shall continue until the Lender receives payment in full of all indebtedness of the Borrower incurred under this Agreement and under the other Loan Documents.
Section 7.3 — Continued Cooperation of Borrower
     Borrower shall, from time to time, upon Lender’s written request, execute, deliver, record and furnish such documents as Lender may reasonably deem necessary or desirable, to (a) perfect and maintain perfected the liens granted by the Borrower to Lender under the Mortgage and the other Loan Documents, (b) correct any errors of a typographical nature which may be contained in any of the Loan Documents, or (c) consummate fully the transaction contemplated under this Agreement.
Section 7.4 — Indemnification
     In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant hereto or under law or equity, the Borrower hereby agrees (to the extent permitted by law) to indemnify and hold harmless the Lender and its respective officers, directors, employees and legal counsel (the “Indemnitees”) from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever (including reasonable attorneys’ fees and court costs) which any of the Indemnitees may incur (or which may be claimed against any of the Indemnitees by any person or entity whatsoever) by reason of or in connection with (a) the execution and delivery or transfer of, or payment or failure to pay under the Loan Documents; (b) the use of the proceeds of the Loan; (c) any breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default by the Borrower under this Agreement or the other Loan Documents; (d) involvement of the Lender in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Lender’s making of the Loan, the approval of any disbursements, the Lender entering into this Agreement or action taken thereunder or under any of the Loan Documents or any other event or transaction in connection with or contemplated by any of the foregoing; or (e) the construction of the Project by the Borrower or any other person; provided that, the Borrower shall not be required to indemnify the Lender that such claims, damages, losses, liabilities, costs or expenses were the result of the gross negligence or willful misconduct of the Lender. If any proceeding shall be brought or threatened against an Indemnitee by reason of or in connection with the events described in clause (a), (b), (c), (d), or (e), the applicable Indemnitee shall promptly notify the Borrower in writing and the Borrower shall assume the defense thereof, including the employment of counsel chosen by the Borrower with the reasonable consent of the Indemnitee and the payment of all costs of litigation. Notwithstanding the preceding sentence, each of the Indemnitees shall have the right to employ their own respective counsel and to determine their own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Borrower or (ii) the Borrower, after due notice of the action, shall not have employed counsel reasonably satisfactory to such Indemnitee to have charge of such defense, in either of which events the reasonable fees and expenses of the respective counsels for such Indemnitee shall be borne by the Borrower to the extent that such action is covered by this indemnification provision. The Borrower shall not be liable for any settlement of any such action effected without its consent. Nothing under this Section is intended to limit the Borrower’s payment of the Loan and Carrying Charges. The Borrower shall pay or reimburse the Indemnitees for any and all amounts arising from or in connection with any of the events described in this Section 7.4 upon demand therefor by the Lender, accompanied by a written statement describing the matters giving rise to such payment and the basis for computation of the amount so payable. Any amount payable by the Borrower hereunder which is not paid within ten (10) Business Days following demand shall bear interest at the default rate set forth in the Note.
     The obligations of the Borrower under this Section 7.4 shall survive the termination of this Agreement, the Loan Documents and the payment of all indebtedness in connection with the Loan. The Borrower’s liability hereunder shall not be conditioned or contingent upon the pursuit by the Lender of any right or remedy against the Borrower or any other person at any time and shall not be affected or limited in any manner by any action taken by the Lender in connection with exercise of any remedies under the Loan Documents.
Section 7.5 — Governing Law; Waiver of Jury Trial
     This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the laws of the State of Kansas, in all respects. The Borrower hereby waives any right to a trial by jury in any action relating to the Loan and/or the Loan Documents.
Section 7.6 — Counterparts
     This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.
Section 7.7 — Notices
     Any notice demand, consent, approval, request, or other communication or document required or permitted to be given by either party hereto to the other under the terms of this

Agreement, or documents related hereto, shall be deemed to have been given (i) three (3) business days after the date the same is deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, (ii) on the date the same is forwarded by telefacsimile with proof of transmission (provided such telefacsimile notice is followed by one of the other listed notice methods), or (iii) one (1) business day following deposit with a reputable overnight courier providing a receipt for overnight delivery, addressed as follows:

If to Borrower:	Campus Crest at Lawrence, LLC 2100 Rexford Road, Suite 414 Charlotte, NC 28211 Attn: Crystal A. Bowman

with copy to:	Harrison Street Real Estate Capital 71 South Wacker Drive, Suite 3585 Chicago, Illinois 60606 Attn: General Counsel

with copy to:	DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 Attn: Michael S. Gershowitz

with copy to:	Bradley Arant Boult Cummings LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 Attn: Dawn Helms Sharff

If to Lender:	Mutual of Omaha Bank 3333 Farnam Street Omaha, Nebraska 68131 Attn: Sam Somerhalder

with copy to:	Smith, Gardner, Slusky, Lazer, Pohren & Rogers, LLP 8712 West Dodge Road Suite 400 Omaha, NE 68114 Attn: H. Daniel Smith
Each party may change its address for notice from time to time by delivering written notice as above provided at least ten (10) days prior to the effective date of such change.
Section 7.8 — Lender’s Sign
     The Lender may, if it so desires, and subject to compliance with governmental requirements, place a sign of reasonable size on the Land, indicating that the Lender is providing financing for the Project (to be removed on or before the Completion Date), and/or Lender may otherwise publicize its involvement with the Project, including but not limited to issuing press releases; provided however, that any reference to Borrower’s sole member or the members of

Borrower’s sole member, shall be subject to Borrower’s written approval, and Lender shall not disclose on such sign or in such press releases the specific terms of the Loan, including without limitation, the interest rate, loan-to-value ratio, or other terms or underwriting criteria, but not including any matter that is in the public record.
Section 7.9 — No Third Party Reliance
     No third party shall be entitled to rely upon this Agreement or to have any of the benefits of the Lender’s interest hereunder, unless such third party is an express assignee of all or a portion of the Lender’s interest hereunder.
Section 7.10 — Sale of Loan or Participations
     The Lender may arrange for other lenders to purchase, or participate with the Lender in, the Loan, and the Lender shall be entitled to retain any compensation received from any such other lender. The Lender may divulge all information received by it from the Borrower, any Guarantor, or any other source, including but not limited to information relating to the Loan, to the Project and to the Borrower, to any such other lender, and the Borrower shall cooperate with the Lender at no expense to Borrower in satisfying the reasonable requirements of any such other lender for consummating such a purchase or participation.
Section 7.11 — Time of the Essence
     Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.
Section 7.12 — Entire Agreement; No Oral Modifications
     This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto. Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect the Borrower and Lender from misunderstanding or disappointment, any agreement, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this Loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it. In addition the Lender gives the following statutory notice: Statutory Notice. THIS LOAN AGREEMENT AND ALL OTHER LOAN DOCUMENTS CONSTITUTE THE COMPLETE AND FINAL EXPRESSION OF THE AGREEMENT BETWEEN BORROWER AND LENDER WITH REGARD TO THE EXTENSION OF CREDIT OR OTHER FINANCIAL ACCOMMODATION AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF ANY CONTEMPORANEOUS ORAL AGREEMENT BETWEEN BORROWER AND LENDER. BORROWER AGREES THAT ALL NONSTANDARD TERMS OF THE AGREEMENT BETWEEN

BORROWER AND LENDER AND ALL PRIOR ORAL AGREEMENTS AND CONTEMPORANEOUS ORAL AGREEMENTS BETWEEN THEM ARE SUFFICIENTLY SET FORTH IN THE DOCUMENTS EXCEPT AS FOLLOWS (IF NONE, STATE “NONE” OR LEAVE BLANK):
NONE
BORROWER ALSO AGREES THAT THE ABOVE SPACE IS SUFFICIENT FOR THE DISCLOSURE OF TERMS AND AGREEMENTS NOT SET FORTH IN THE LOAN DOCUMENTS. BY SIGNING THIS AGREEMENT, BORROWER AND LENDER AFFIRM THAT NO UNWRITTEN ORAL AGREEMENT BETWEEN BORROWER AND LENDER WITH REGARD TO THE EXTENSION OF CREDIT OR OTHER FINANCIAL ACCOMMODATION EXISTS.
Section 7.13 — Acknowledgement Respecting Property Insurance.
     Execution by Borrower of this Agreement constitutes acknowledgement of the following: WARNING: Unless Borrower provides Lender with evidence of the insurance coverage as required by this Agreement and the Loan Documents, Lender may purchase or cause to be purchased insurance at Borrower’s expense to protect our interest. This insurance may, but need not, also protect Borrower’s interest. If the collateral becomes damaged, the coverage Lender purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage by providing evidence that Borrower has obtained property coverage elsewhere. Borrower is responsible for the cost of any insurance purchased by Lender or its successor. The cost of this insurance may be added to Borrower’s Loan balance. If the cost is added to Borrower’s Loan balance, the interest rate on the underlying Loan will apply to this added amount. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage. The coverage Lender or its successor purchases may be considerably more expensive than insurance Borrower can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.
Section 7.14 — Captions
     The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.
Section 7.15 — Borrower-Lender Relationship
     The relationship between the Borrower and the Lender created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall the Lender be deemed to be a partner of, or a joint venturer with, the Borrower.

Section 7.16 — Power of Attorney
     Borrower does hereby make, constitute, and appoint Lender, its successors and assigns, Borrower’s true and lawful attorney-in-fact, in Borrower’s name, place, and stead, or otherwise, upon an Event of Default which remains uncured as described above and during the continuance thereof, to do and perform all and every act and thing whatsoever which may be necessary or proper to receive and enforce performance under this Loan Agreement and the other Loan Documents, and to carry out and to give effect to this assignment and the powers herein granted, as fully and to all intents and purposes as Borrower might or could do in the premises, including, but not limited to:
(1)	To do all acts and to execute, acknowledge, obtain, and deliver any and all instruments, documents, items, or things necessary, proper, or required as a term, condition, or provision of this Agreement and the other Loan Documents;

(2)	To give any notices, instructions, or other communications in connection with this Agreement and the other Loan Documents;

(3)	To demand and receive all performance due under or with respect to this Agreement and the other Loan Documents and to take all lawful action for the enforcement thereof and to compromise and settle any claim or cause of action of Borrower arising from or related to this Loan Agreement and the other Loan Documents and give acquittances and other sufficient discharges relating thereto; and

(4)	To file any claim or proceeding or to take any other action, either in its own name or in that of its nominee, or in the name of Borrower, or otherwise, to enforce the performance due under or related to this Agreement and the other Loan Documents or protect and preserve the right, title, and interest of Lender hereunder.
     This power of attorney is given in fulfillment of a condition precedent to disbursement of funds under this Agreement, and is for the benefit and protection of Lender, its successors and assigns. This power of attorney shall not impose upon Lender the obligation that it is for the benefit and protection of any other persons. The power of attorney given herein, subject to the occurrence of an Event of Default, is a power coupled with an interest and shall be irrevocable until all of the Indebtedness is satisfied in full. Lender shall have no obligation to exercise any of the foregoing rights and powers in any event.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the day and year first above written.

CAMPUS CREST AT LAWRENCE, LLC, a Delaware limited liability company
By:	HSRE-Campus Crest I, LLC, a Delaware limited liability company, its member
By:	Campus Crest Ventures III, LLC, a Delaware limited liability company, a member
By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager
By:	/s/ Michael S. Hartnett
Michael S. Hartnett
Its Manager

MUTUAL OF OMAHA BANK, a federally chartered savings bank:
By	/s/ Sam Somerhalder, SCL
Sam Somerhalder, Senior Commercial Lender

Signature page to Construction Loan Agreement
Campus Crest at Lawrence, LLC

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